Exhibit 5.1

Michael E. Tenta

(650) 843-5636

mtenta@cooley.com

November 21, 2008

Nuvelo, Inc.

201 Industrial Road, Suite 310

San Carlos, CA 94070

Ladies and Gentlemen:

We have acted as counsel for Nuvelo, Inc., a Delaware corporation (the “Company”), in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of September 24, 2008 and amended October 28, 2008, among the Company, Dawn Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and ARCA biopharma, Inc. (“ARCA”), a Delaware corporation (the “Merger Agreement”). This opinion is being furnished in connection with a Registration Statement on Form S-4, File No. 333-154839 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 115,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued in connection with the merger of Dawn Acquisition Sub, Inc with and into ARCA, subject to adjustment as provided in the Merger Agreement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related proxy statement/prospectus/consent solicitation, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Bylaws, as amended, the Merger Agreement and the originals and copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the stockholders of ARCA will have adopted the Merger Agreement, (iii) the stockholders of the Company will have approved the issuance of the Shares, (iv) the Company’s Amended and Restated Certificate of Incorporation will have been amended to increase the number of authorized shares of Common stock of the Company to 250,000,000 or a reverse stock split of at least one-for-two will have taken place, and (v) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

November 21, 2008

Page Two

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares, when issued, will be validly issued and will be fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

COOLEY GODWARD KRONISH LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM